EXHIBIT 12.1
Tekni-Plex, Inc.
Ratio of Earning to Fixed Charges

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
                                   For the Periods                     For the Years Ended            For the Six Months Ended
                        Jan. 1 to    Jan. 1 to    March 19,
                        Dec. 31,     March 18,    to July 1,     June 30,    June 28,    June 27,      December      December
                          1993         1994          1994          1995        1996        1997        27, 1996      26, 1997
Income before
  income taxes            $3,031         $825           $38         $377      $1,958      $13,103        $6,415        $7,648

Interest, Including
  amortization of
  deferred financing
  and accretion of
  warrants                   160           22         1,141        4,322       5,816        8,094         4,129         4,336

Earnings                   3,191          847         1,179        4,699       7,774       21,197        10,544        11,984

Ratio of eanrings to
  fixed charges             19.9         38.5           1.0          1.1         1.3          2.6           2.6           2.8

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